UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
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☒ Soliciting Material Pursuant to § 240.14a-12.
Pegasus Solutions, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Filed by Pegasus Solutions, Inc.
Pursuant to Rule 14a-12 Under
the Securities Exchange Act of 1934
Subject Company: Pegasus Solutions, Inc.
Commission File No.: 000-22935
The following articles were recently published.
The Dallas Morning News
Pegasus to go private
Hotel systems provider is latest D-FW firm to cite Sarbanes-Oxley cost
12:00 AM CST on Tuesday, December 20, 2005
By SUZANNE MARTA
     In the face of an increasingly competitive market and the growing costs that come with being publicly traded, Pegasus Solutions Inc. on Monday became the latest Dallas-Fort Worth company to announce that it’s going private. The Dallas-based provider of hotel distribution and reservations systems announced it would be acquired by an equity group led by Prides Capital Partners LLC in a deal worth $275 million.
     The deal, which requires shareholder approval and is slated to close during the first half of 2006, would make Pegasus at least the eighth North Texas company to leave the publicly held ranks in 2005.
     This year, private equity firms have announced plans to buy out Irving-based La Quinta Corp., luxury retailer Neiman Marcus Group, Wyndham International Inc., Dave & Buster’s Inc., pants maker Haggar Corp., and insurer UICI. In addition, Seven-Eleven Japan Co. bought the shares of 7-Eleven Inc. that it didn’t already own.
     While the companies each had a unique set of circumstances for their decisions, all cited growing costs related to the Sarbanes-Oxley Act of 2002. Costs of meeting the act’s requirements, which sought to strengthen corporate governance in the wake of financial scandals at Enron and WorldCom, have increased dramatically every year since its passage, according to Foley & Lardner LLP in Chicago.
     Those costs pose a significant burden on smaller firms, said Gardner Davis, a partner at Foley & Lardner.
     The average yearly costs of being public for a company with less than $1 billion in annual revenue has increased from just over $1 million in 2002 to $3.4 million now.

     And those costs don’t include the amount of time spent by senior management documenting internal controls, Mr. Davis said. For Pegasus, Monday’s deal brings to a close an eight-month analysis by its board of directors over the company’s fate.
     “This creates a pathway where we can continue to operate as an independent player,” said Bob Boles, Pegasus’ chief operating officer. Prides managing director Kevin Richardson said the investment group was attracted to Pegasus’ strong market position and management.
     “The travel industry is very dynamic and changing,” said Mr. Richardson, who has owned Pegasus stock on and off since it went public in 1997. “There are a lot of opportunities where they might need to make investments to grow, and public markets can be very short-term in nature. Prides Capital is in it for the long run.”
     Mr. Boles said costs related to Sarbanes-Oxley amounted to 2 percent to 3 percent of its revenue in 2004 and were expected to remain at a similar level this year.
     By going private, Pegasus can take its focus off quarterly results and concentrate more on the long term, Mr. Boles said.
     “We could certainly do that in a public forum, but we’ll have greater flexibility in our approach,” he said.
     Pegasus has faced increased competition from other travel distribution companies that have moved into some of the Dallas-based company’s business lines.
     Henry Harteveldt, an analyst with Forrester Research, said the deal to go private would be positive for Pegasus as it repositions itself to do business against much larger, deep-pocketed competitors.
     “It gives Pegasus the breathing room it needs to get its technology act in order,” Mr. Harteveldt said.
     Under the deal with Prides, shareholders not affiliated with the investment group would get $9.50 a share in cash, a 15 percent premium over Friday’s close of $8.26. Shares rose to $9.02 Monday.

FORT WORTH STAR-TELEGRAM
Dallas firm OKs plan to go private
December 20, 2005
By DAVID WETHE
     Pegasus Solutions announced Monday that it has agreed to sell itself to a private investment group for $275 million.
     Stockholders, who would get $9.50 per share, must still approve the deal. It’s expected to close in the first half of 2006.
     Dallas-based Pegasus provides reservation systems for travel agents and 60,000 hotels around the world.
     The 16-year-old company employs about 200 people in its Dallas office and about 600 in its Scottsdale, Ariz., offices. No staff changes are planned because of the deal, said Bob Boles, Pegasus’ chief operating officer.
     “This offer was the best opportunity to maximize shareholder value,” Boles said. “It brings to closure a long process from April to now.”
     In April, the company began looking at all of the possible “strategic alternatives” amid a wave of industry consolidation, Boles said.
     The group that plans to take Pegasus private includes Boston-based Prides Capital Partners, Tudor Investment Corp. and Belfer Management.
     Shares of Pegasus (ticker: PEGS) increased 76 cents Monday to $9.02.

Hotel Marketing.com
  Equity group acquires Pegasus
  December 20, 2005
Pegasus Solutions, Inc. announced that it has executed a definitive merger agreement with an equity group led by Prides Capital Partners, LLC, including entities affiliated with Prides, Tudor Investment Corporation and Belfer Management. The transaction is valued at approximately $275 million. Under the terms of the merger agreement, Pegasus stockholders not affiliated with the investment group will receive $9.50 in cash for each share of Pegasus common stock they hold.

“We are very pleased with the results of our strategic alternative review,” said John F. Davis III, president, chief executive officer and chairman of Pegasus Solutions. “Our focus will continue to be on delivering technology and business process solutions that help hotels and travel distributors come together to maximize revenue and profitability.”
After unanimous recommendation by the corporate strategy committee, which is made up entirely of non-management members of the board of directors, Pegasus’ board of directors approved the merger agreement and recommended to Pegasus’ stockholders that they adopt the agreement. Completion of the transaction is contingent on, among other things, regulatory review, approval by the stockholders of Pegasus and funding of debt to complete the acquisition. The transaction is expected to close in the first half of 2006.
Davis noted that Prides Capital and the other members of the investment group — many of whom are existing Pegasus stockholders — are committed to long-term investing. “This acquisition sends a clear message that we intend to renew our leadership within the travel industry,” Davis said.
“Pegasus exemplifies the kind of company we look for as a part of our investment portfolio,” said Kevin Richardson, Prides Capital’s managing partner. “We have a high regard for the quality of the business and management’s focus on meeting customer needs in the dynamic travel industry.”
Bob Boles, Chief Operating Office of Pegasus Solutions, writes in a separate e-mail to customers: “We know that you may have been concerned about the future of Pegasus and what impact a change of ownership would have on your operations. This acquisition transaction, led by a team of strong financial buyers, allows us to continue to operate independently. We will maintain the same service lines and products and pursue the same strategies and growth initiatives you count on today. Looking toward the future, we will continue to seek new and improved ways to support your business. Our focus will be unchanged; bringing you the kinds of technology and business process solutions that help supply and demand come together and that maximize your revenue and profitability.”
He continues saying: “We have no current plans to divest or sell off any particular service, except for our property management systems business which we announced in June. Our management teams will remain in place and your account management teams are not changing due to this acquisition. We are expecting the transaction to close in the first half of 2006.”

Additional Information and Where to Find It
In connection with the proposed merger, Pegasus will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS OF PEGASUS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the proxy statement and other documents when they become available by contacting Pegasus Investor Relations through the Pegasus Web site at www.pegs.com, or by mail at Pegasus Investor Relations, Campbell Centre I, 8350 North Central Expressway, Suite 1900, Dallas, Texas 75206, or by telephone at 214-234-4140. In addition, documents filed with the SEC by Pegasus are available free of charge at the Securities and Exchange Commission’s web site at http://www.sec.gov.
Pegasus and its directors, executive officers, other members of its management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Pegasus in connection with the proposed transaction. Information concerning the special interests of these directors, executive officers and other members of Pegasus’ management and employees in the proposed transaction will be included in the proxy statement of Pegasus described above. Information regarding Pegasus’ directors and executive officers is also available in its proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on March 17, 2005. This document is available free of charge at the SEC’s Web site at www.sec.gov and from Investor Relations at Pegasus as described above.
Forward-Looking Statements
Some statements made in this filing are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding future events, financial projections, transactions described in this document (including those relating to the proposed merger), estimated transaction volumes and expected average daily room rates, as well as management’s expectations, beliefs, hopes, intentions or strategies regarding the future. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from current expectations. Factors that could cause or contribute to such difference include, but are not limited to, terrorist acts or war, global health epidemics, variation in demand for and acceptance of the company’s products and services, the level of product and price competition from existing and new competitors, delays in developing, marketing and deploying new products and services, any strategic alternative undertaken by the company, as well as other risks identified in the company’s Securities and Exchange Commission filings, including those appearing under the caption Risk Factors in the company’s Annual Report on Form 10-K for the year ended December 31, 2004. Furthermore, Pegasus may not be able to complete the proposed transaction on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including but not limited to the failure (i) to obtain approval of our stockholders, (ii) to obtain regulatory approvals, (iii) of the purchasers to obtain the necessary financing or (iv) to satisfy other closing conditions contained in the merger agreement. The factors described in this paragraph and other factors that may affect our business or future financial results are discussed in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended September 30, 2005, a copy of which may be obtained from us without charge. The company undertakes no obligation to update any written or oral forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein, to reflect any change in its expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.